Exhibit 5.1

December 8, 2020

Repligen Corporation

41 Seyon Street

Building 1, Suite 100

Waltham, MA 02453

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-231098) (as amended or supplemented, the “Registration Statement”) filed on April 29, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Repligen Corporation, a Delaware corporation (the “Company”) of any combination of securities of the types specified therein. The Registration Statement became effective under the Securities Act on April 29, 2019. Reference is made to our opinion letter dated April 29, 2019 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 8, 2020 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 1,725,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) covered by the Registration Statement. The Shares include an option granted to the underwriters of the offering to purchase up to 225,000 Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Repligen Corporation

December 8, 2020

Very truly yours,

/s/ GOODWIN PROCTER LLP